Exhibit 28 (j) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 75 to the Registration Statement (Form N-1A, No. 2-74191) of Federated Hermes Government Income Securities, Inc. (formerly, Federated Government Income Securities, Inc.), and to the incorporation by reference of our report, dated April 22, 2021, on Federated Hermes Government Income Securities, Inc. (formerly, Federated Government Income Securities, Inc.) included in the Annual Shareholder Report for the fiscal year ended February 28, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 22, 2021